As filed with the U.S. Securities and Exchange Commission on August 9, 2023

Investment Company Act File No. 811-22078

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

Registration Statement under the Investment Company Act of 1940 Amendment No. 52	🗷

Master Trust

(Exact Name of Registrant Specified in Charter)

c/o UBS Asset Management (Americas) Inc.

787 Seventh Avenue

New York, New York 10019

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (888) 793-8637

Keith A. Weller, Esq. UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, Illinois 60606 (Name and Address of Agent for Service)	With copies to: Stephen H. Bier, Esq. Dechert LLP Three Bryant Park 1095 Avenue of the Americas New York, New York 10036

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and rules thereunder.

The following funds are series of Master Trust (“Trust”), a professionally managed open-end investment company.

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Explanatory Note

The Trust has filed this Amendment No. 52 to the Registration Statement of the Trust on Form N-1A (File No. 811-22078) (the “Registration Statement”) pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Beneficial interests in the Trust (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, insurance company separate accounts, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may make investments in the Trust. Such investors are referred to herein as “interestholders.” This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests in the Trust.

This Amendment No. 52 to the Registration Statement is being filed under the 1940 Act to amend and supplement Amendment No. 46 to the Registration Statement under the 1940 Act, filed with the U.S. Securities and Exchange Commission (“Commission”) on August 26, 2022 (Accession No. 0001193125-22-231207) (“Amendment 46”), as pertaining to Part B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund. Parts A and B of the Registration Statement with respect to Prime Master Fund, Treasury Master Fund, Tax-Free Master Fund, Prime CNAV Master Fund, Government Master Fund and ESG Prime Master Fund, as filed in Amendment 46, are incorporated by reference herein.

Master Trust

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund

ESG Prime Master Fund

Amendment dated August 9, 2023

to the Part B dated August 26, 2022

Dear Interestholder:

The purpose of this amendment is to update certain information contained in Part B for the above-named series regarding changes to the Board of Trustees (the “Board”) of Master Trust (the “Trust”).

Virginia G. Breen and David R. Malpass have been appointed by the Board to serve as Trustees of the Trust. In addition, Ms. Breen has been appointed to serve as the chair of the Trust’s Audit Committee.

This amendment also updates certain information regarding the trustees’ compensation arrangements.

Effective immediately, Part B is hereby amended as follows:

The section captioned “Item 17. Management of the Funds” in Part B is revised by adding the following as the last two rows of the table titled “Independent Trustees”:

Name, address, and age	Position(s) held with Trust	Term of office[1] and length of time served	Principal occupation(s) during past 5 years	Number of portfolios in complex overseen by trustee	Other directorships held by trustee
Virginia G. Breen; 59 c/o Keith A. Weller Fund Secretary UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, IL 60606	Trustee	Since July 2023	Ms. Breen is a private investor and board member of certain entities (as listed herein).	Ms. Breen is a director or trustee of 7 investment companies (consisting of 41 portfolios) for which UBS AM or an affiliate serves as investment advisor or manager.	Director of: Paylocity Holding Corp.; UBS A&Q Fund Complex (3 funds); the Neuberger Berman Private Equity Registered Funds (21 funds); certain funds in the Calamos Fund Complex (28 funds). Former Director of JLL Income Property Trust, Inc. (from 2004 to June 2023) and Tech and Energy Transition Corporation (2021 to March 2023).
David R. Malpass; 67 c/o Keith A. Weller Fund Secretary UBS Asset Management (Americas) Inc. One North Wacker Drive Chicago, IL 60606	Trustee	Since July 2023	Mr. Malpass served as President of the World Bank Group from April 2019 to June 2023. Prior to that, he served as US Treasury Undersecretary for International Affairs (August 2017 - April 2019) (Mr. Malpass also had previously served as a trustee of the funds from 2014 until 2017, when he entered public service.)	Mr. Malpass is a director or trustee of 4 investment companies (consisting of 38 portfolios) for which UBS AM serves as investment advisor or manager.	In his role as President of the World Bank Group, Mr. Malpass was President of, and Chairman of the Boards and Administrative Councils of, the following: International Bank for Reconstruction and Development; International Development Association; International Finance Corporation; Multilateral Investment Guarantee Agency; and International Centre for Settlement of Investment Disputes. In his role as Undersecretary of the US Treasury, Mr. Malpass was also on the boards of Overseas Private Investment Corporation (the US Government’s development finance institution until it merged with another government entity in 2019) and Millennium Challenge Corporation (a US foreign aid agency).

1 Each trustee holds office for an indefinite term.

The same section of Part B is revised by adding the following as the last two rows of the table titled “Information about trustee ownership of fund shares”:

Trustee	Dollar range of Interests in Prime Master Fund	Dollar range of Interests in Treasury Master Fund	Dollar range of Interests in Tax- Free Master Fund	Dollar range of Interests in Prime CNAV Master Fund	Dollar range of Interests in Government Master Fund	Dollar range of Interests in ESG Prime Master Fund	Aggregate dollar range of equity securities in all registered investment companies overseen by trustee for which UBS AM serves as investment advisor or manager
Virginia G. Breen*	None	None	None	None	None	None	None
David R. Malpass*	None	None	None	None	None	None	None

*Information for Ms. Breen and Mr. Malpass is as of July 31, 2023.

The section captioned “Item 17. Management of the Funds” and subcaptioned “Leadership structure and qualifications of board of trustees” in Part B is revised by replacing the second sentence of the first paragraph of that section with the following:

The board is currently composed of six trustees, all of whom are not “interested persons” of the funds as that term is defined by the Investment Company Act (“Independent Trustees”).

The same section of Part B is revised by adding the following as the ninth and tenth paragraphs of that section:

Ms. Breen became a trustee effective July 2023. She has more than 25 years of experience in the financial services industry. She also has experience serving on boards of other entities, including other investment companies.

Mr. Malpass became a trustee effective July 2023. In his role as President and Chairman of the Board of Executive Directors of the World Bank Group, Mr. Malpass led the Bank Group’s public and private sector operations to a record $122.6 billion in commitments in fiscal year 2023, including record investments in climate finance, pandemic preparedness, and debt sustainability. In addition to having been the President of the World Bank Group, he served as US Treasury Undersecretary for International Affairs and has held various other government positions. He was also Chief Economist at Bear, Stearns & Co. Mr. Malpass also had previously served as a trustee of the funds from 2014 until 2017, when he entered public service.

The section captioned “Item 17. Management of the Funds” and subcaptioned “Committees” in Part B is revised by replacing the first paragraph of that section with the following:

The Trust has an Audit Committee and a Nominating and Corporate Governance Committee. The members of the Audit Committee are currently the Independent Trustees. Virginia G. Breen is chairperson of the Audit Committee. The following Independent Trustees are members of the Nominating and Corporate Governance Committee: Richard R. Burt (chairman), Heather R. Higgins and Bernard H. Garil.

The section captioned “Item 17. Management of the Funds” and subcaptioned “Compensation” in Part B is revised by replacing the first two paragraphs of that section in their entirety with the following:

Each Independent Trustee receives, in the aggregate from the UBS AM funds he or she oversees, an annual retainer of $255,000. The chairman of the board receives annually an additional $75,000; the chairperson of the Audit Committee receives annually an additional $35,000; and the chairperson of the Nominating and Corporate Governance Committee receives annually an additional $25,000. In addition, a board member who undertakes a special assignment to provide special assistance in coordinating the board's oversight of compliance matters, contract reconsideration matters or corporate restructuring matters (currently Heather R. Higgins, Bernard H. Garil and David Malpass, respectively) receives annually an additional $25,000. The foregoing fees are allocated among all such funds as follows: (i) one-half of the expense is allocated pro rata based on the funds' relative net assets at the end of the calendar quarter preceding the date of payment; and (ii) one-half of the expense is allocated according to the number of such funds. No officer, director or employee of UBS AM or any of its affiliates presently receives any compensation from the funds for acting as a board member or officer. All board members are reimbursed for expenses incurred in attending meetings.

The same section of Part B is revised by adding the following as the last two rows of the following table:

Name of person, position	Aggregated compensation from the trust	Total compensation from the trust and the fund complex
Virginia G. Breen, Trustee	-	$89,000	*
David R. Malpass, Trustee	-	-

* Represents fees paid during the calendar year ended December 31, 2022 by 3 investment companies for which UBS AM or one of its affiliates served as investment advisor or manager. No fund within the UBS fund complex has a bonus, pension, profit sharing or retirement plan.

PLEASE BE SURE TO RETAIN THIS IMPORTANT INFORMATION FOR FUTURE REFERENCE.

PART C

Item 28. Exhibits.

(1)(a)	Certificate of Trust 1/

(1)(b)	Amended and Restated Trust Instrument 2/

(1)(c)	Certificate of Amendment to Amended and Restated Trust Instrument effective May 20, 2015 3/

(1)(d)	Certificate of Amendment to Amended and Restated Trust Instrument effective September 22, 2015 4/

(1)(e)	Certificate of Amendment to Amended and Restated Trust Instrument effective November 18, 2015 5/

(1)(f)	Certificate of Amendment to Amended and Restated Trust Instrument effective December 19, 2019 6/

(2)(a)	Amended and Restated By-Laws 2/

(2)(b)	Certificate of Amendment to By-Laws effective February 10, 2010 2/

(3)	Amended and Restated Trust Instrument and Amended and Restated By-Laws defining the rights of holders of Registrant’s beneficial interests 7/

(4)(a)	Management Contract between Registrant and UBS Asset Management (Americas) Inc., dated as of August 23, 2007 1/

(4)(b)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(4)(c)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(4)(d)	Amendment to Management Contract between Registrant and UBS Asset Management (Americas) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(6)	Bonus, profit sharing or pension plans – none

(7)(a)	Custodian Contract with State Street Bank and Trust Company, dated as of August 23, 2007 8/

(7)(b)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Prime CNAV Master Fund 9/

(7)(c)	Amendment to Custodian Contract with State Street Bank and Trust Company to add Government Master Fund 9/

(7)(d)	Amendment to Custodian Contract with State Street Bank and Trust Company to add ESG Prime Master Fund 6/

(8)(a)	Exclusive Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc., dated as of August 23, 2007 1/

(8)(b)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(c)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add Government Master Fund, amended as of March 28, 2016 5/

(8)(d)	Amendment to Placement Agency Agreement between Registrant and UBS Asset Management (US) Inc. to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(e)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds, amended and restated as of February 15, 2012 10/

(8)(f)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Prime CNAV Master Fund, amended as of January 7, 2016 4/

(8)(g)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add Government Master Fund, amended as of March 28, 2016 5/

(8)(h)	Amended and Restated Participation Agreement between Registrant and UBS Series Funds to add ESG Prime Master Fund, amended as of December 23, 2019 6/

(8)(i)	Participation Agreement between Registrant and each of Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Prime Preferred Fund Ltd. and Select (Cay) Treasury Preferred Fund Ltd., dated as of March 25, 2009 8/

(8)(j)	Amended and Restated Participation Agreement between Registrant and each of Select (Cay) Prime Preferred Fund Ltd., Select (Cay) Prime Institutional Fund Ltd., Select (Cay) Treasury Preferred Fund Ltd., Select (Cay) Treasury Institutional Fund Ltd., Select (Cay) Government Preferred Fund Ltd. and Select (Cay) Government Institutional Fund Ltd., dated as of November 21, 2016 11/

(8)(k)	Service Agreement with State Street Bank and Trust Company, dated as of May 31, 2018 12/

(8)(l)	Amendment to Service Agreement with State Street Bank and Trust Company, dated as of July 8, 2020 13/

(10)	Other opinions, appraisals, rulings and consents: Consent of Independent Registered Public Accounting Firm 14/

(12)	Not applicable

(13)	Not applicable

(14)	Not applicable

(15)	Code of Ethics - not applicable.

1/	Incorporated by reference from Registrant’s registration statement, SEC File No. 811-22078, filed August 23, 2007.

2/	Incorporated by reference from Post-Effective Amendment No. 3 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2010.

3/	Incorporated by reference from Post-Effective Amendment No. 10 to the Registrant’s registration statement, SEC File No. 811-22078, filed June 10, 2015.

4/	Incorporated by reference from Post-Effective Amendment No. 12 to the Registrant’s registration statement, SEC File No. 811-22078, filed January 11, 2016.

5/	Incorporated by reference from Post-Effective Amendment No. 14 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 28, 2016.

6/	Incorporated by reference from Post-Effective Amendment No. 22 to the Registrant’s registration statement, SEC File No. 811-22078, filed December 23, 2019.

7/	Incorporated by reference from Articles IV, V, VI, IX and X of Registrant’s Trust Instrument and from Articles V, VI, IX and XI of Registrant’s By-Laws.

8/	Incorporated by reference from Post-Effective Amendment No. 2 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 28, 2009.

9/	Incorporated by reference from Post-Effective Amendment No. 16 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 24, 2016.

10/	Incorporated by reference from Post-Effective Amendment No. 6 to the Registrant’s registration statement, SEC File No. 811-22078, filed March 16, 2012.

11/	Incorporated by reference from Post-Effective Amendment No. 19 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2018.

12/	Incorporated by reference from Post-Effective Amendment No. 34 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2021.

13/	Incorporated by reference from Post-Effective Amendment No. 26 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 27, 2020.

14/	Incorporated by reference from Amendment No. 46 to the Registrant’s registration statement, SEC File No. 811-22078, filed August 26, 2022.

Item 29.  Persons Controlled by or under Common Control with Registrant.

None.

Item 30.  Indemnification.

Section 2 of Article IX of the Trust Instrument (“Trust Instrument”), “Indemnification,” provides that the appropriate series of the Registrant will indemnify the trustees and officers of the Registrant to the fullest extent permitted by law against claims and expenses asserted against or incurred by them by virtue of being or having been a trustee or officer; provided that no such person shall be indemnified where there has been an adjudication or other determination, as described in Article IX, that such person is liable to the Registrant or its interestholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or did not act in good faith in the reasonable belief that his action was in the best interest of the Registrant. Section 2 of Article IX also provides that the Registrant may maintain insurance policies covering such rights of indemnification.

Additionally, “Limitation of Liability” in Section 1 of Article IX of the Trust Instrument provides that the trustees or officers of the Registrant shall not be personally liable to any person extending credit to, contracting with or having a claim against the Registrant or a particular series; and that, provided they have exercised reasonable care and have acted under the reasonable belief that their actions are in the best interest of the Registrant, the trustees and officers shall not be liable for neglect or wrongdoing by them or by any officer, agent, employee, investment advisor or independent contractor of the Registrant.

Section 9 of the Management Contract with respect to Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund, Tax-Free Master Fund and ESG Prime Master Fund (the “Management Contract”), with UBS AM provides that UBS AM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any series (“Fund”) of the Registrant in connection with the matters to which the Management Contract relates, except for a loss resulting from the willful misfeasance, bad faith, or gross negligence of UBS AM in the performance of its duties or from its reckless disregard of its obligations and duties under the Management Contract. Section 11 of the Management Contract provides that the Trustees shall not be liable for any obligations of the Trust or any series under the Management Contract and that UBS AM shall look only to the assets and property of the Registrant in settlement of such right or claim and not to the assets and property of the trustees.

The Exclusive Placement Agency Agreement provides that the Trust will indemnify UBS AM (US) and its officers, directors and controlling persons against any losses, claims, damages, liabilities or expenses arising from (1) any alleged untrue statement of material fact in the Registration Statement or from any alleged omission to state in the Registration Statement a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, except insofar as liability arises from untrue statements or omissions made in reliance upon and in conformity with information furnished by UBS AM (US) to the Trust for use in the Registration Statement; or (2) the Trust’s material breach of a representation, warranty, covenant or agreement contained in the Exclusive Placement Agency Agreement; provided that this indemnity shall not protect any such persons against liabilities arising by reason of their bad faith, gross negligence or willful misfeasance or by the reckless disregard of their obligations and duties under the Exclusive Placement Agency Agreement. The Exclusive Placement Agency Agreement also provides that UBS AM (US) agrees to indemnify, defend and hold the Trust, its officers and trustees free and harmless of any claims arising out of any alleged untrue statement or any alleged omission of material fact contained in information furnished by UBS AM (US) for use in the Registration Statement or arising out of an agreement between UBS AM (US) and any retail dealer, or arising out of supplementary literature or advertising used by UBS AM (US) in connection with the Agreement.

Item 31.  Business and Other Connections of Investment Advisor.

UBS AM, a Delaware corporation, is a registered investment advisor and is an indirect wholly owned subsidiary of UBS Group AG. UBS AM is primarily engaged in the investment advisory and financial services business. Set forth below in alphabetical order is a list of certain executive officers and each board director of UBS AM indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged during the last two fiscal years. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name	Position(s) Held with UBS AM	Other Substantial Business, Profession, Vocation or Employment

Lisa N. DiPaolo	Executive Director and Portfolio Manager	None

Charles W. Grande	Managing Director and Head of the Municipal Fixed Income Team	None

John Krieg	Board Director, Managing Director, and Head of Institutional Client Coverage – AM Americas	Board Director, Managing Director, and Head of Institutional Client Coverage – AM Americas of UBS AM (US); Board Director, Vice President, and Trust Officer of UBS Asset Management Trust Company

Igor Lasun	Managing Director and Head of Products—Americas	Board Director, President, Chair, and Trust Officer of UBS Asset Management Trust Company

Ralph Mattone	Treasurer, Chief Financial Officer, and Managing Director	Chief Financial Officer, Managing Director and Regional Group Controller of UBS Securities LLC and UBS Financial Services Inc.; Treasurer and Chief Financial Officer of UBS Asset Management Trust Company

Leesa Merrill	Executive Director (Non-Board)	Chief Compliance Officer of certain UBS registered fund families; Executive Director (Non-Board) of UBS AM (US)

Barry Mullen	Executive Director and Chief Compliance Officer – Americas	Executive Director and Chief Compliance Officer of UBS AM (US); Chief Compliance Officer and Trust Officer of UBS Asset Management Trust Company

Ryan Nugent	Executive Director, Senior Portfolio Manager and Head of Municipal Trading	None

James Poucher	Board Director, Managing Director, President, Chief Executive Officer, and Head of UBS Asset Management Americas	Global Head of UBS Asset Management Operations

Robert Sabatino	Managing Director and Global Head of Liquidity Portfolio Management	None

Eric Sanders	Director (Non-Board), Associate General Counsel and Assistant Secretary	Director (Non-Board), Associate General Counsel and Assistant Secretary of UBS AM (US)

Philip Stacey	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

David Walczak	Executive Director and Head of US Money Markets Portfolio Management	None

Keith Weller	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

Messrs. Mullen, Sanders, Stacey and Weller and Ms. Merrill are employed by UBS Business Solutions US LLC.

Item 32.  Principal Underwriter.

(a)  UBS AM (US) is the placement agent for the Registrant and its series, ESG Prime Master Fund, Government Master Fund, Prime Master Fund, Prime CNAV Master Fund, Treasury Master Fund and Tax-Free Master Fund. UBS AM (US) serves as principal underwriter or placement agent for the following other investment companies:

SMA RELATIONSHIP TRUST

PACE SELECT ADVISORS TRUST

THE UBS FUNDS

UBS INVESTMENT TRUST

UBS SERIES FUNDS

(b)  The directors and certain principal executive officers of UBS AM (US), their principal business addresses, and their positions and offices with UBS AM (US), are identified below along with those directors and officers of UBS AM (US) who also serve as trustees or officers of the Registrant. (While each board director is named below, the list of executive officers has been shortened as the full list would be very long and contain names of persons whose functions are unrelated to the Registrant.)

Name and Address	Position(s) Held with Registrant	Positions and Offices with Underwriter or Dealer

Michael Belasco*	None	Board Director, President, Chief Executive Officer, Managing Director, and Head of Americas Wholesale and Wealth Management Client Coverage of UBS AM (US)

Rose Ann Bubloski***	Vice President and Assistant Treasurer	None

Franklin P. Dickson***	Vice President	None

Lisa N. DiPaolo*	Vice President	None

Charles W. Grande*	Vice President	None

Kathleen Horan***	None	Treasurer and Chief Financial Officer of UBS AM (US)

Mark F. Kemper**	Vice President and Assistant Secretary	Assistant Secretary, Managing Director, and Senior Legal Advisor of UBS AM (US)

Joanne M. Kilkeary***	Vice President and Treasurer	None

John Krieg*	None	Board Director, Managing Director, and Head of Institutional Client Coverage – Americas of UBS AM (US)

Igor Lasun*	President	None

Leesa Merrill**	Chief Compliance Officer	Executive Director (Non-Board) of UBS AM (US)

Barry Mullen*	None	Executive Director and Chief Compliance Officer – Americas of UBS AM (US)

Ryan Nugent*	Vice President	None

Robert Sabatino**	Vice President	None

Eric Sanders*	Vice President and Assistant Secretary	Director (Non-Board), Associate General Counsel, and Assistant Secretary of UBS AM (US)

Philip Stacey**	Vice President and Assistant Secretary	Managing Director, Head of Legal – UBS AM Americas, and Assistant Secretary of UBS AM (US); Assistant Secretary and Trust Officer of UBS Asset Management Trust Company

David Walczak**	Vice President	None

Keith A. Weller**	Vice President and Secretary	Executive Director, Deputy General Counsel, Head of Registered Funds Legal, and Assistant Secretary of UBS AM (US)

* This person’s business address is 787 Seventh Avenue, New York, NY 10019.

** This person’s business address is One North Wacker Drive, Chicago, IL 60606.

*** This person’s business address is 1000 Harbor Boulevard, Weehawken, NJ 07086.

(c)	None.

Item 33.  Location of Accounts and Records.

The books and other documents required (i) by paragraphs (b)(4), (c) and (d) of Rule 31a-1 and (ii) by paragraphs (a)(3), (a)(4), (a)(5), (c) and (e) of Rule 31a-2 under the Investment Company Act of 1940 are maintained in the physical possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, 1000 Harbor Boulevard, Weekawken, NJ 07086 and at One North Wacker Drive, Chicago, IL 60606. Certain information required by Rule 31a-1(b)(1) to be maintained by a money market fund is maintained in the possession of UBS AM, 787 Seventh Avenue, New York, NY 10019, 1000 Harbor Boulevard, Weekawken, NJ 07086 and at One North Wacker Drive, Chicago, IL 60606. All other accounts, books and documents required by Rule 31a-1 are maintained in the physical possession of Registrant’s transfer agent and custodian.

Item 34.  Management Services.

Not applicable.

Item 35.  Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois, on the 8th day of August, 2023.

MASTER TRUST

By:	/s/ Keith A. Weller
Keith A. Weller
Vice President and Secretary